Exhibit (10.1)

OSHKOSH CORPORATION

(a Wisconsin corporation)

2009 Incentive Stock and Awards Plan

Restricted Stock Award

[Participant]:

[Participant Address]:

Oshkosh Corporation (the “Company”) and you hereby agree as follows:

You have been granted an award of shares of common stock of the Company constituting Restricted Stock under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan (the “Plan”) with the following terms and conditions:

Grant Date:

Number of Shares of Restricted Stock:

Vesting Schedule:

Number of Shares of Restricted Stock	Vesting Date

You will forfeit any shares of Restricted Stock that are not vested as of the date of your termination of employment for reasons other than death, Disability or Retirement.  Any shares of Restricted Stock that are not vested will become fully vested at the time your employment terminates as a result of death, Disability or Retirement.

Restrictions on Transferability:  You may not sell, transfer or otherwise alienate or hypothecate any of your shares of Restricted Stock until they are vested.

Issuance of Share Certificates:  The Company will issue in your name certificate(s) evidencing your shares of Restricted Stock as soon as practicable following your execution of this Award.  In addition to any other legends placed on the certificate(s), such certificate(s) will bear the following legend:

The shares of Stock represented by this certificate are subject to forfeiture, and the sale or other transfer of the shares of Stock represented by this certificate (whether voluntary or by operation of law) is subject to certain restrictions, as set forth in a Restricted Stock Award, dated as of                     , by and between Oshkosh Corporation and the registered owner hereof.  A copy of such Award may be obtained from the Secretary of Oshkosh Corporation.

Upon the vesting of shares of Restricted Stock, you will be entitled to a new certificate for the Shares that have vested, without the foregoing legend, upon making a request for such certificate to the Secretary of the Company.

Voting Rights and Dividends: While the shares of Restricted Stock are subject to forfeiture, you may exercise full voting rights and will receive all dividends and other distributions paid with respect to the shares of Restricted Stock, in each case so long as the applicable record date occurs before you forfeit such shares of Restricted Stock. If, however, any such dividends or distributions are paid in Shares, such Shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award as are the shares of Restricted Stock with respect to which they were paid.

Tax Withholding:  To the extent that the receipt of Restricted Stock, the vesting of Restricted Stock or the occurrence of another event relating to Restricted Stock results in income to you for federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.  You may satisfy the withholding requirement, in whole or in part, by electing to deliver to the Company that number of shares of Restricted Stock (that vest on the date the Company is required to withhold taxes or have previously vested) or other shares of common stock of the Company that you own having an aggregate Fair Market Value on the date the tax is to be withheld equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such shares of Restricted Stock or other event.  Your election must be irrevocable, in writing, and submitted to the Secretary before the applicable vesting date or date of such other event.  The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

This Award is granted under and governed by the terms and conditions of the Plan.  Additional provisions regarding your award of Restricted Stock and definitions of capitalized terms used and not defined in this Award can be found in the Plan, a copy of which is attached hereto.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed, and you have executed this Award Agreement, all as of the Grant Date stated above.

OSHKOSH CORPORATION

By:
Name:
Title:

Accepted:

By:
Participant Name [Typed]